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                                                                 EXHIBIT 10.1(e)
                                 PROMISSORY NOTE

Facility:    FURNISHINGS AND EQUIPMENT LOAN

             CONSTRUCTION AND FF&E Loan

Amount:      $4,000,000.00

Date:        DECEMBER__, 2000

For Value Received, Mutiny on the Park, Ltd, a Florida limited partnership (the "Owner") promises to pay to the order of Sonesta Coconut Grove, Inc., a Florida corporation ("Payee") at its offices at 200 Clarendon Street, Boston, Massachusetts 02116, Attention: Office of the Treasurer, or at such other place as may be designated by the Payee, the principal amount of Four Million and No/100 Dollars ($4,000,000.00), (or such other principal amount as may be outstanding from time to time) together with interest from the date hereof on the unpaid principal balance hereunder, computed daily at the interest rate indicated below, payable in accordance with the provisions of the section entitled ADVANCES AND PAYMENT SCHEDULE below.

INTEREST RATE

The interest rate shall be the prime or base rate quoted by Citibank, N.A, plus seventy-five (75) basis points, adjusted on a monthly basis.

Interest will be payable in arrears at the rate set forth above and will be calculated on the basis of a 360 day year.

Whenever there is a default under this note ("Note") the interest rate of interest on the unpaid principal and interest shall, at the option of the Payee, become the Default Rate (defined in the section entitled REMEDIES below).

Notwithstanding any other provision contained in this Note, the Payee does not intend to charge and the Owner shall not be required to pay any amount of interest or other fees or charges that is in excess of the maximum permitted by applicable law. Any payment in excess of such maximum shall be refunded to the Owner or credited against principal, at the option of the Payee.

ADVANCES AND PAYMENT SCHEDULE

All payments received hereunder shall be applied first to the payment of any expenses or charges payable hereunder, then to interest due and payable, with the balance being applied to principal, or in such other order as the Payee shall determine at its option.

Advances under this Note and payments of interest hereunder and repayment of principal shall be in accordance with the terms more particularly set forth in the Loan Term Sheet attached as Exhibit 1.22 to that certain Management Agreement dated December __, 2000 between Owner and Payee, a copy of the Loan Term Sheet is attached hereto as Schedule A and incorporated herein by this reference.

GENERAL PROVISIONS

WAIVERS. Owner (i) waives presentment, demand, notice of demand and notice of acceleration of maturity, protest, notice of protest and notice of nonpayment, notice of dishonor, and any other notice required to be given under the law to Owner, in connection with the delivery, acceptance, performance, default or enforcement of this Note, of any endorsement of this Note; (ii) agrees to pay, on demand, all costs and expenses of collection of this Note and/or the enforcement of Payee's rights with respect to realization upon any collateral securing payment hereof (whether or not a lawsuit or other proceeding is instituted),

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including, without limitation, reasonable attorneys' fees, including fees for appellate work.

GOVERNING LAW. This Note is delivered in and shall be construed under the internal laws and judicial decisions of the State of Florida and the laws of the United States as the same might be applicable. In any litigation in connection with or to enforce this Note, Owner irrevocably consents to and confers personal jurisdiction on the courts of the State of Florida or the United States courts located within the State of Florida, and expressly waives any objections as to venue in any of such courts, and agrees that service of process may be made on Owner by mailing a copy of the summons and complaint by registered or certified mail, return receipt requested, to Owner. The term "Payee" as used in the Note shall include Payee's successors, endorsees and assigns. The terms "Owner" as used in this Note shall include the respective successors, assigns, heirs and personal representatives thereto or thereof.

DEFAULT. This Note shall be in default upon the occurrence of: (a) a Default under that certain Collateral Pledge and Escrow Agreement (the "Pledge") dated as of the date hereof by Owner in favor of Payee, at any time from the date hereof until termination of the Pledge pursuant to its terms, or (b) an Event of Default under that certain Mortgage attached hereto as SCHEDULE B, at any time after execution thereof by the parties until termination of the Mortgage pursuant to its terms. With respect to Owner's obligations hereunder, time is of the essence.

REMEDIES. Whenever there is a default under this Note, (a) the entire balance outstanding hereunder shall, at the option of the Payee, become forthwith due and payable, without presentment, notice, protest or demand of any kind for the payment of the whole or any part hereof (all of which are expressly waived by Owner), and/or (b) to the extent permitted by law, the rate of interest on the unpaid principal shall, at the option of the Payee, be increased to the interest rate provided for herein plus five (5) percentage points, the "Default Rate");
(c) Payee may exercise any rights available to Payee in connection with collateral for the Loan. The provisions herein for a Default Rate or a delinquency charge shall not be deemed to extend the time for any payment hereunder or to constitute a "grace period" giving the Owner a right to cure any default. If the Default Rate is a factor of unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of the Note or any installment thereof, be deemed to be a part of the principal balance under the Note, and interest shall accrue on a daily compounded basis after such date at the rate provided in this Note until the entire outstanding balance of principal and interest is paid in full. Failure at any time to exercise any of the aforesaid options or any other rights of Payee shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of the aforesaid options or rights at a later date. All rights and remedies of the Payee shall be cumulative and may be pursued singly, successively or together, at the option of the Payee.

SEVERABILITY. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby. In the event that any provisions of this Note are inconsistent with the provisions of any other agreements or documents executed in connection with this Note, such other agreements or documents shall control.

PREPAYMENT. Owner may prepay the principal balance of this Note, in full at any time or in part from time to time.

                                           Mutiny on the Park, Ltd,

                                           By:/s/
                                                 -------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

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